Exhibit 99.1

Lexmark announces third quarter results

·	Lexmark reports third quarter revenue of $1.22 billion and EPS of $0.59
·	Company generates cash of $131 million during the third quarter
·	New products strengthening product line

LEXINGTON, Ky., Oct 25, 2005 - Lexmark International, Inc. (NYSE: LXK) today announced financial results for its third quarter of 2005.

Third quarter revenue was $1.22 billion compared to $1.27 billion last year, a decline of 4 percent. GAAP earnings per share were $0.59 compared to $1.17 last year. EPS in the third quarter of 2005 were $0.59 excluding third quarter costs of $0.05 per share from the previously announced workforce reduction which were offset by a $0.05 per share benefit from a decrease in the effective annual tax rate. EPS in the third quarter last year would have been $1.02 excluding a $0.15 per share benefit from the resolution of income tax matters in 2004.

“While these near-term results are significantly less than we expected at the start of the third quarter, we are focused on strengthening the company for the long term. This is why we reduced prices in the third quarter to improve our hardware competitiveness and drive future sales of hardware and supplies. Our announcement yesterday of new color and mono lasers continues to strengthen our competitiveness. In addition, we are continuing our investments in the Lexmark brand, and in new products and technology to provide a strong pipeline of future products,” said Paul J. Curlander, Lexmark chairman and chief executive officer.

Laser and inkjet printer revenue was down 10 percent year-over-year due to more aggressive pricing and promotional activities, and weak demand. Laser and inkjet supplies revenue was up 1 percent year over year. This slower-than-anticipated growth in supplies revenue was due to changes in channel inventories and soft end-user demand for both laser and inkjet supplies.

Gross profit margin was 29.4 percent compared to 35.2 percent in the same period last year mostly driven by lower hardware margins. Operating expenses were 22.6 percent versus 20.7 percent last year driven by a decline in revenue year to year, increased investments in research and development, and workforce reduction costs.

Third-quarter net cash provided by operating activities was $131 million. Capital expenditures for the quarter were $45 million, and Lexmark repurchased $275 million of its stock during the quarter. The company’s remaining share repurchase authorization was $531 million at quarter end.

New products deliver value, ease-of-use
Yesterday, Lexmark announced powerful, affordable new color and monochrome laser products, strengthening its position in the small and medium business and enterprise markets. The versatile Lexmark C520 family of color laser printers will allow customers to expand their color printing capabilities with fast color output, while managing print costs with Lexmark’s Color Care Technology tools for saving toner, authorizing the use of color printing, and estimating the cost of color per page. The C520n and the C522n models deliver the fastest rated color speed in the market for color lasers priced below $500. Also announced yesterday was the new Lexmark E-series line of low-end mono lasers, with its small, compact design and maximum print speeds of up to 30 pages per minute. Among the ease-of-use features on the Lexmark E-series printers are easy toner cartridge installation, a graphics-enhanced print driver, and on the E340 and E342n, an LCD operator panel with easy-to-understand messages.

During the quarter, at the higher end of the laser line, the Lexmark C920 color laser received a Five-Star Exceptional Rating from BERTL, and Highly Recommended/Highly Reliable recognition from Buyers Laboratory, Inc. These are the highest forms of recognition from each publication. The Lexmark T640n workgroup mono laser was recently named Editors’ Choice by PC magazine.

In September, Lexmark strengthened its position in the photo market with the announcement of the Lexmark P450. This 4x6-inch photo printer features the industry’s first built-in CD photo burner, which gives users a complete PC-free photo processing center and easy-to-use digital imaging archiving system.

Year-to-date Financial Results
Revenue for the first nine months ending September 30, 2005, was $3.86 billion, up 2 percent compared to the same period last year. Gross profit margin was 32.4 percent, compared to 34.4 percent a year ago. EPS were $2.20, down $0.90 year-over-year.

Looking forward
The company expects many of the same factors that impacted third quarter results to impact its fourth quarter results. The company expects revenue to decline in the high-single to low-double digit range year-over-year and EPS to be in the range of $0.40 to $0.50 compared to EPS of $1.18 in the fourth quarter of 2004.

Conference Call
The company will be hosting a conference call with securities analysts today at 8:30 a.m. Eastern Time. A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-338-6461 or the replay shortly afterward by calling 877-519-4471 using access code 6542791. The telephone replay of the conference call will be available until noon on Tuesday, November 1, 2005.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) makes it easier for businesses and consumers to move information between the digital and paper worlds. Since its inception in 1991, Lexmark has become a leading developer, manufacturer and supplier of printing and imaging solutions for customers in more than 150 countries. Lexmark reported $5.3 billion in revenue in 2004, and can be found on the Internet at www.lexmark.com.

All prices are estimated street prices in U.S. dollars - actual prices may vary.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, supplies consumption, management of the company’s and resellers’ inventory levels, aggressive pricing from competitors and resellers, market conditions, the impact of competitors’ products, market acceptance of new products and pricing programs, increased investment to support product development and marketing, unforeseen cost impacts including those as a result of new legislation, litigation or actions taken to maintain a competitive cost and expense structure, the ability and/or incremental expense to produce and deliver products to satisfy customer demand, competition in aftermarket supplies, changes in a country’s or region’s political or economic conditions, currency fluctuations, China’s revaluation of its currency, financial failure or loss of business with a key customer, reseller or supplier, production and supply difficulties including disruptions at important points of exit and entry and distribution centers, conflicts among sales channels, the outcome of pending and future litigation or governmental proceedings, intellectual property and other legal claims and expenses, difficulties or delays in software and information systems implementations, and other risks described in the company's Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30

	2005	2004	2005	2004

Revenue	$1,215.5	$1,266.2	$3,856.2	$3,769.9
Cost of revenue	858.2	819.9	2,607.3	2,472.5

Gross profit	357.3	446.3	1,248.9	1,297.4

Research and development	86.9	78.3	252.5	227.0
Selling, general and administrative (1)	187.7	183.7	576.5	535.1
Operating expense	274.6	262.0	829.0	762.1

Operating income	82.7	184.3	419.9	535.3

Interest (income) expense, net	(7.0)	(4.1)	(20.9)	(8.7)
Other expense (income), net	2.2	0.6	5.4	0.9

Earnings before income taxes	87.5	187.8	435.4	543.1

Provision for income taxes	17.3	31.7	161.4	129.4
Net earnings	$70.2	$156.1	$274.0	$413.7

Net earnings per share:

Basic	$0.59	$1.20	$2.23	$3.18

Diluted	$0.59	$1.17	$2.20	$3.10

Shares used in per share calculation:

Basic	118.6	129.8	123.1	129.9

Diluted	119.8	133.0	124.7	133.4

(1) Amounts include the impact of the workforce reduction program in the third quarter of 2005 of $8.9 million ($6.6 million, net of tax), which resulted in a $0.05 reduction in diluted net earnings per share for the three and nine months ended September 30, 2005.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	September 30	December 31
	2005	2004

ASSETS

Current assets:
Cash and cash equivalents	$352.0	$626.2
Marketable securities	580.1	940.5
Trade receivables, net	655.8	744.4
Inventories	467.3	464.9
Prepaid expenses and other current assets	235.1	224.9
Total current assets	2,290.3	3,000.9

Property, plant and equipment, net	823.9	792.2
Other assets	319.5	331.2
Total assets	$3,433.7	$4,124.3

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt	$-	$1.5
Accounts payable	534.3	670.6
Accrued liabilities	753.1	795.6
Total current liabilities	1,287.4	1,467.7

Long-term debt	149.6	149.5
Other liabilities	442.5	424.2
Total liabilities	1,879.5	2,041.4

Stockholders' equity:
Preferred stock	-	-
Common stock and capital in excess of par	1,127.2	1,077.7
Retained earnings	2,937.7	2,663.7
Treasury stock, net	(2,362.8)	(1,493.2)
Accumulated other comprehensive loss	(147.9)	(165.3)
Total stockholders' equity	1,554.2	2,082.9
Total liabilities and stockholders' equity	$3,433.7	$4,124.3